Exhibit 99.1
Planet Reports Financial Results for Second Quarter of Fiscal Year 2023
Delivers Record Second Quarter Revenue of $48.5 Million, up 59% Year-over-Year
Expands YoY Second Quarter GAAP Gross Margin Expansion to 48% from 35%
Increases Full Year Revenue Guidance for FY’23 to 42% YoY Growth at the Midpoint

San Francisco, CA – September 12, 2022 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal second quarter for the period ended July 31, 2022, demonstrating accelerated growth and momentum of its unique data subscription business.

“Planet’s results for the second quarter exceeded expectations across the board and demonstrate the continued acceleration of our growth rate and robust demand for our unique Earth data solutions,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “In addition to the strength of our revenue and gross margin expansion during Q2, we’re also pleased with the meaningful increase in net dollar retention rate, which we believe demonstrates that our investments in product and customer success are yielding results.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “For the second quarter of fiscal year 2023, we delivered $48.5 million in revenue, a growth rate of 59% year-over-year, expanded Non-GAAP Gross Margin to 52%, and ended the quarter with $458 million of cash, cash equivalents and short-term investments. Q2 was an excellent quarter for Planet, and we’re pleased with the continued momentum that we’re seeing in the business.”

Fiscal Second Quarter 2022 Financial and Key Metric Highlights:
•Second quarter revenue increased 59% year-over-year to $48.5 million.
•Percent of Recurring Annual Contract Value (ACV) for the second quarter was 93%.
•End of Period (EoP) Customer Count increased 17% year-over-year to 855 customers.
•Net dollar retention rate for the quarter was 125%, while net dollar retention rate with winbacks was 127%.
•Second quarter gross margin expanded to 48%, compared to 35% in the second quarter of fiscal year 2022. Second quarter Non-GAAP Gross Margin(1) expanded to 52%, compared to 36% in the second quarter of fiscal year 2022.
•Ended the quarter with $458 million in cash, cash equivalents and short-term investments.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, please find below a reconciliation to the most directly comparable U.S. GAAP financial measure

Recent Business Highlights:

Growing Customer and Partner Relationships:
•German Federal Government: Planet announced that it is providing the German Federal Agency for Cartography and Geodesy (BKG) with daily, high-resolution satellite data for a huge variety of use cases, including crisis response, environmental management and nature conservation, as well as forest and agricultural monitoring. This is a pioneering contract – a country-wide partnership through which employees of more than 400 German federal institutions can gain access to Planet’s data to help promote public and civil safety throughout the entire Federal Republic of Germany. This engagement follows an assessment by the central government that determined that Planet’s data can help address the needs of the entire German Federal government.

•Organic Valley: Planet announced that it has completed a successful pilot program with Organic Valley, the organic food brand and independent cooperative of organic farmers. The program utilized satellite technology to efficiently measure pasture health on dairy farms. By using Planet’s satellite data, participating Organic Valley farmers accessed reports created by the cooperative regarding their pastures which helped them assess pasture quality, thereby supporting herd nutrition, and contributing to sustainable agricultural practices like regenerative rotational grazing.
•NMSLO: The New Mexico State Land Office further expanded their relationship with Planet. Using Planet’s road change detection analytics, the NMSLO has been able to detect roads that were created on protected land and has identified trespass violations resulting in up to $1 million in fines thus far. After the devastating beginning of the 2022 wildfire season, the New Mexico State Land Office has now begun using SkySat to monitor burn scars and severity, allowing the state to plan for potential flooding and debris flows along with mitigation efforts to restore the land.

Supporting Ukraine Response:
•Planet is supporting critical efforts in multiple areas by providing imagery to governments, aid and relief organizations, think tanks and the media. Planet continued that important work in Q2.
•NASA Harvest: The team at NASA Harvest, NASA’s food security and agriculture program, used Planet data to complete a country-wide assessment of the health of grain in Ukraine and its effect on global grain supplies. As of August 2022, the Harvest team found that more cropland than was initially expected has been harvested and planted along both the Russian-occupied and Ukrainian-held territories. The team is also currently estimating a higher production out of the region than other publicly-sourced estimates.
•Windward: Maritime AI company Windward, when combining their AI-powered behavioral analytics models with Planet’s daily imagery, found vessels engaging in dark activities and ship-to-ship (STS) operations in the Kerch Strait in June 2022 as part of what appeared to be a coordinated effort to launder grain allegedly stolen from Ukraine. The report found a 160% increase in dark activity in the Black Sea YoY, with 73% of those cases occurring after the war started.

Building New Technologies and Missions:
•NASA CSP: Planet announced that it is supporting NASA’s Communication Services Project, or "CSP", alongside two partners, SES Government Solutions and Telesat Government Solutions, to demonstrate real-time space-to-space connectivity solutions from Planet’s LEO satellites to other in-space communication satellites operated by SES and Telesat. Planet will work to demonstrate its state-of-the art communication technology stack involving real-time satellite connectivity for NASA’s CSP, with the goal of further building its relationship with the agency and accelerating the deployment of low latency solutions for Planet customers.

Impact and Education:
•Planet’s robust Education and Research (E&R) program continues to enable new use cases of Planet’s data and better forecasts of resultant environmental, economic and geopolitical effects. For example, researchers at Duke University and the California Air Resource Board recently used Planetscope data combined with novel AI analytical techniques to identify dangerous levels of fine particulate air pollution in Delhi and Beijing so that in the future such methods could be used to more efficiently mitigate the effects of poor air quality in cities around the world.

Financial Outlook
For the third quarter of fiscal year 2023, Planet expects revenue to be in the range of approximately $45 million to $48 million, representing approximately 47% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 47% to 49%. Adjusted EBITDA is expected to be between approximately ($22) million and ($20) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 16% and 19% of revenue for the third quarter.

For fiscal year 2023, Planet has increased its revenue outlook and expects it to be in the range of approximately $182 million to $190 million, representing approximately 42% growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 49% to 51%. Adjusted EBITDA is expected to be between approximately ($68) million and ($60) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 13% to 15% for the full fiscal year 2023.

Planet has not reconciled its Non-GAAP Gross Margin outlook, which is derived from Non-GAAP Gross Profit, or Adjusted EBITDA outlook to their most directly comparable GAAP measures (gross profit and net loss, respectively) because certain items that impact gross profit and net loss, such as stock-based compensation expenses and (in the case of Adjusted EBITDA) depreciation and amortization, are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the third quarter of fiscal year 2023 and fiscal year 2023 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Non-GAAP Gross Margin outlook and Adjusted EBITDA outlook to gross profit margin and net loss, respectively, is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, September 12, 2022. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=18e20112&confId=40434. You will then receive your access details via email.

Additionally, a supplemental presentation has been made available on Planet’s investor relations page.

Investor Day 2022

Planet plans to host an Investor Day in San Francisco on Wednesday, October 12, 2022. The program is set to begin at 12:00 p.m. Eastern Time / 9:00 a.m. Pacific Time. The Investor Day program will feature sessions led by management, including Will Marshall, Co-Founder and CEO; Kevin Weil, President of Product and Business; and Ashley Johnson, Chief Financial Officer and Chief Operating Officer. The event will be accessible virtually. To attend virtually, please check planet.com/investors the week of October 10th. A recording will be available on Planet’s Investor Relations website shortly after the event.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites, capturing over 30 TB of data per day. Planet provides mission-critical data, advanced insights, and software solutions to over 800 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation trading on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, which is derived from Non-GAAP Gross Profit, Adjusted EBITDA, certain non-GAAP expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Specifically, these measures should not be considered as an alternative to cost of revenue, gross profit, operating expenses, operating income, net income, earnings per share, or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation expenses and amortization of acquired intangible assets classified as cost of revenue, and Non-GAAP Gross Margin as the percentage of Non-GAAP Gross Profit to revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses and amortization of acquired intangible assets that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation expenses and amortization of acquired intangible assets.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation expenses, amortization of acquired intangible assets and the tax effects of the adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation; change in fair value of convertible notes and warrant liabilities; gain or loss on the extinguishment of debt; and non-operating income and expenses such as foreign currency exchange gain or loss.

Other Key Metrics

Percent of Recurring ACV: The Company defines Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Net Dollar Retention Rate including Winbacks: The Company defines Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with the Company after being inactive and thereby provides a quantification of the Company’s ability to recapture lost business. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will realize any of the potential benefits from strategic acquisitions; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the Company will be able to continue to invest in scaling its sales organization and expanding its software engineering capabilities; how the Company will execute on its partnerships and contracts and how the Company’s partners and customers will utilize the Company’s data; and the Company’s financial outlook. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon its data set, which has not existed before, will grow as expected; the Company’s ability to manage its growth effectively; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s ability to continue to capture certain high-value government procurement contracts; the Company’s ability to obtain or maintain regulatory approvals and/or adhere to regulatory requirements, including those related to the Company’s ability to operate as a government contractor with the required security clearances; changes in government policies regarding the use of commercial data or satellite operators, material delay or cancellation of certain government programs, government spending authorizations and budgetary priorities; changes in general global economic conditions, the Company’s operations (including the development, launch and operation of satellites) or other unforeseen circumstances that may alter or delay the Company’s ability to perform under future contracts and may impact the renewal and final profitability of such contracts; the cancellation of contracts by the government and any potential contract options which may or may not be exercised by the government in the future; whether the Company is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform its daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the current COVID-19 pandemic, including any variants thereof, or any other outbreak of an infectious disease; the effects of acts of terrorism, war or political instability, both domestically and internationally, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC (including the Quarterly Report on Form 10-Q filed September 12, 2022). All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the quarter ended July 31, 2022 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except share and par value amounts)	July 31, 2022	January 31, 2022
Assets
Current assets
Cash and cash equivalents	$262,061	$490,762
Short-term investments	195,630	—
Accounts receivable, net	26,116	44,373
Prepaid expenses and other current assets	20,298	16,385
Total current assets	504,105	551,520
Property and equipment, net	120,921	133,280
Capitalized internal-use software, net	11,218	10,768
Goodwill	103,219	103,219
Intangible assets, net	13,077	14,197
Restricted cash, non-current	5,648	5,743
Operating lease right-of-use assets	5,646	—
Other non-current assets	4,060	2,714
Total assets	$767,894	$821,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,189	$2,850
Accrued and other current liabilities	47,821	48,823
Deferred revenue	52,083	64,233
Liability from early exercise of stock options	14,342	16,135
Operating lease liabilities, current	5,845	—
Total current liabilities	122,280	132,041
Deferred revenue	—	3,579
Deferred hosting costs	11,026	12,149
Public and private placement warrant liabilities	17,836	23,224
Deferred rent	—	798
Operating lease liabilities, non-current	1,670	—
Other non-current liabilities	1,439	1,405
Total liabilities	154,251	173,196
Commitments and contingencies
Stockholders’ equity
Common stock	27	27
Additional paid-in capital	1,472,119	1,423,151
Accumulated other comprehensive income	2,716	2,096
Accumulated deficit	(861,219)	(777,029)
Total stockholders’ equity	613,643	648,245
Total liabilities and stockholders’ equity	$767,894	$821,441

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$48,450	$30,406	$88,577	$62,363
Cost of revenue	24,977	19,820	48,605	38,946
Gross profit	23,473	10,586	39,972	23,417
Operating expenses
Research and development	26,737	12,432	51,487	24,562
Sales and marketing	19,483	10,597	38,338	21,250
General and administrative	19,893	11,824	40,501	20,139
Total operating expenses	66,113	34,853	130,326	65,951
Loss from operations	(42,640)	(24,267)	(90,354)	(42,534)
Interest expense	—	(2,611)	—	(5,138)
Change in fair value of convertible notes and warrant liabilities	2,112	6,769	5,388	(1,257)
Other income (expense), net	1,153	(84)	1,545	(261)
Total other income (expense), net	3,265	4,074	6,933	(6,656)
Loss before provision for income taxes	(39,375)	(20,193)	(83,421)	(49,190)
Provision for income taxes	154	170	468	428
Net loss	$(39,529)	$(20,363)	$(83,889)	$(49,618)
Basic net loss per share attributable to common stockholders	$(0.15)	$(0.44)	$(0.32)	$(1.08)
Diluted net loss per share attributable to common stockholders	$(0.15)	$(0.46)	$(0.32)	$(1.08)
Basic weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	266,212,489	46,200,078	265,168,341	45,965,201
Diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	266,212,489	46,693,805	265,168,341	45,965,201

PLANET
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2022	2021	2022	2021
Net loss	$(39,529)	$(20,363)	$(83,889)	$(49,618)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	142	(78)	317	196
Change in fair value of available-for-sale securities	303	—	303	—
Other comprehensive income (loss), net of tax	445	(78)	620	196
Comprehensive loss	$(39,084)	$(20,441)	$(83,269)	$(49,422)

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended July 31,
(In thousands)	2022	2021
Operating activities
Net loss	$(83,889)	$(49,618)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	23,213	22,516
Stock-based compensation, net of capitalized cost	40,403	7,976
Change in fair value of convertible notes and warrant liabilities	(5,388)	1,257
Deferred income taxes	(58)	218
Amortization of debt discount and issuance costs	—	1,544
Other	543	(65)
Changes in operating assets and liabilities
Accounts receivable	18,595	30,769
Prepaid expenses and other assets	(4,432)	(5,378)
Accounts payable, accrued and other liabilities	(1,866)	(6,515)
Deferred revenue	(15,165)	(17,499)
Deferred hosting costs	(760)	7,507
Deferred rent	—	(1,015)
Net cash used in operating activities	(28,804)	(8,303)
Investing activities
Purchases of property and equipment	(6,509)	(4,000)
Capitalized internal-use software	(1,271)	(1,922)
Purchases of available-for-sale securities	(195,113)	—
Other	(293)	(300)
Net cash used in investing activities	(203,186)	(6,222)
Financing activities
Proceeds from the exercise of common stock options	6,418	3,880
Class A common stock withheld to satisfy employee tax withholding obligations	(2,164)	—
Proceeds from the early exercise of common stock options	—	17,928
Payment of transaction costs related to the Business Combination	(326)	(2,237)
Other	122	—
Net cash provided by financing activities	4,050	19,571
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,118)	(425)
Net increase (decrease) in cash, cash equivalents and restricted cash	(229,058)	4,621
Cash, cash equivalents and restricted cash at the beginning of the period	496,814	76,540
Cash, cash equivalents and restricted cash at the end of the period	$267,756	$81,161

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2022	2021	2022	2021
Net loss	$(39,529)	$(20,363)	$(83,889)	$(49,618)
Interest expense	—	2,611	—	5,138
Interest income	(1,311)	—	(1,423)	(4)
Income tax provision	154	170	468	428
Depreciation and amortization	11,588	11,041	23,213	22,516
Change in fair value of convertible notes and warrant liabilities	(2,112)	(6,769)	(5,388)	1,257
Stock-based compensation	20,581	4,874	40,403	7,976
Other (income) expense	158	84	(122)	265
Adjusted EBITDA	$(10,471)	$(8,352)	$(26,738)	$(12,042)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2022	2021	2022	2021
Reconciliation of cost of revenue:
GAAP cost of revenue	$24,977	$19,820	$48,605	$38,946
Less: Stock-based compensation	1,357	228	2,676	462
Less: Amortization of acquired intangible assets	366	—	797	—
Non-GAAP cost of revenue	$23,254	$19,592	$45,132	$38,484

Reconciliation of gross profit:
GAAP gross profit	$23,473	$10,586	$39,972	$23,417
Add: Stock-based compensation	1,357	228	2,676	462
Add: Amortization of acquired intangible assets	366	—	797	—
Non-GAAP gross profit	$25,196	$10,814	$43,445	$23,879
GAAP gross margin	48%	35%	45%	38%
Non-GAAP gross margin	52%	36%	49%	38%

Reconciliation of operating expenses:
GAAP research and development	$26,737	$12,432	$51,487	$24,562
Less: Stock-based compensation	8,503	1,292	16,732	2,348
Less: Amortization of acquired intangible assets	—	—	—	—
Non-GAAP research and development	$18,234	$11,140	$34,755	$22,214
GAAP sales and marketing	$19,483	$10,597	$38,338	$21,250
Less: Stock-based compensation	3,757	646	7,394	1,282
Less: Amortization of acquired intangible assets	153	—	305	—
Non-GAAP sales and marketing	$15,573	$9,951	$30,639	$19,968
GAAP general and administrative	$19,893	$11,824	$40,501	$20,139
Less: Stock-based compensation	6,964	2,708	13,601	3,884
Less: Amortization of acquired intangible assets	80	363	160	726
Non-GAAP general and administrative	$12,849	$8,753	$26,740	$15,529

Reconciliation of loss from operations
GAAP loss from operations	$(42,640)	$(24,267)	$(90,354)	$(42,534)
Add: Stock-based compensation	20,581	4,874	40,403	7,976
Add: Amortization of acquired intangible assets	599	363	1,262	726
Non-GAAP loss from operations	$(21,460)	$(19,030)	$(48,689)	$(33,832)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
Reconciliation of net loss
GAAP net loss	$(39,529)	$(20,363)	$(83,889)	$(49,618)
Add: Stock-based compensation	20,581	4,874	40,403	7,976
Add: Amortization of acquired intangible assets	599	363	1,262	726
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss	$(18,349)	$(15,126)	$(42,224)	$(40,916)

Reconciliation of net loss per share, diluted
GAAP net loss, basic	$(39,529)	$(20,363)	$(83,889)	$(49,618)
Less: Change in fair value of dilutive warrant liabilities (1)	—	(1,242)	—	—
GAAP net loss, diluted (1)	$(39,529)	$(21,605)	$(83,889)	$(49,618)

Non-GAAP net loss, basic	$(18,349)	$(15,126)	$(42,224)	$(40,916)
Less: Change in fair value of dilutive warrant liabilities (1)	—	(1,242)	—	—
Non-GAAP net loss, diluted (1)	$(18,349)	$(16,368)	$(42,224)	$(40,916)

GAAP net loss per share, diluted	$(0.15)	$(0.46)	$(0.32)	$(1.08)
Add: Stock-based compensation	0.08	0.10	0.15	0.17
Add: Amortization of acquired intangible assets	—	0.01	—	0.02
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2)	$(0.07)	$(0.35)	$(0.16)	$(0.89)

Weighted-average shares used in computing GAAP net loss per share, diluted (1)	266,212,489	46,693,805	265,168,341	45,965,201
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (1)	266,212,489	46,693,805	265,168,341	45,965,201

(1) Diluted net loss per share adjusts basic net loss per share for the potentially dilutive impact of stock options and warrants. For warrants that are liability-classified, during periods when the impact is dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.
(2) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

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Chris Genualdi
Planet Labs PBC
ir@planet.com

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Planet Labs PBC
comms@planet.com